Exhibit 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference in the Registration Statement of CorMedix Inc. on Form S-8 (File Nos. 333-170498, 333-192840, 333-212430, 333-235556, and 333-268019) and on S-3 (File Nos. 333-211695, 333-223562, 333-227846, 333-249901, and 333-258756) of our report dated March 30, 2023 with respect to our audit of the consolidated financial statements of CorMedix Inc. and Subsidiaries as of December 31, 2022 and for the year ended December 31, 2022, which report is included in this Annual Report on Form 10-K of CorMedix Inc. for the year ended December 31, 2022.

/s/ Marcum LLP

Marcum LLP

Marlton, New Jersey

March 30, 2023